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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE




                                Contact: Daniel M. Shusterman
                                         Vice President Operations
                                         Chief Financial Officer
                                         Telephone: (214) 353-2922 extension 401
February 4, 2000                         Dallas, Texas

                     CYTOCLONAL PHARMACEUTICS INC. ANNOUNCES
                         CLASS C WARRANT REDEMPTION CALL

         CYTOCLONAL PHARMACEUTICS INC. (NASDAQ:CYPHW), announced today that the company intends to call for redemption all of its outstanding Class C Warrants. The date of the Class C Warrant call will be February 7, 2000. Letters of instruction will be mailed to all holders of Class C Warrants on that day. Each Class C Warrant is exercisable at an aggregate exercise price of $6.50 per warrant prior to 5:00 p.m. (Eastern Standard Time) on March 8, 2000. If a Class C Warrant is exercised, the holder will receive one share of common stock (NASDAQ:CYPH) and one Class D Warrant (NASDAQ:CYPHZ) of Cytoclonal Pharmaceutics Inc. After 5:00 p.m. on March 8, 2000, the Class C warrants will no longer be exercisable, and the holders will have only the right to receive the redemption price of $.05 per warrant.

         Pursuant to the terms of the Warrant Agreement covering the Class C Warrants, the Company has agreed to pay Janssen-Meyers Associates L.P. ("Janssen-Meyers") 5% of the proceeds received upon exercise of any Class C Warrant solicited by Janssen-Meyers, as designated in writing on the applicable Warrant Certificate Subscription Form. Upon request, Janssen-Meyers will assist each registered holder of Class C Warrants in connection with the exercise thereof.

         Questions and requests for assistance in connection with the warrant redemption should be directed to the Company at the address and telephone number set forth above.

         Cytoclonal Pharmaceutics Inc. is a biopharmaceutical company focusing on the development of therapeutic and diagnostic products for the treatment and prevention of cancer and infectious diseases. Based in Dallas, Texas, the Company's lead programs involve paclitaxel (active ingredient in Taxol (R)) production using fermentation and genetic engineering in agreements with Bristol-Myers Squibb, the treatment of Polycystic Kidney Disease using paclitaxel and Quantum Core Technology(TM), the company's proprietary rational drug design targeting the human genome including cancer. Other programs include the discovery of human genes through Retorselection(TM) with a focus on lung cancer, breast cancer treatment by peptide inhibition of estrogen receptors, antisense



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therapeutics and the "immortality enzyme" telomerase. Additional information on
Cytoclonal can be found on the company's website at www.cytoclonal.com.

THIS NEWS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS INFORMATION MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY CYTOCLONAL PHARMACEUTICS INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.